Exhibit 14

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-41490 for Merrill Lynch Short Term U.S. Government Fund, Inc. on Form N-14 of our reports dated July 3, 2000 appearing in the Annual Report of Merrill Lynch Adjustable Rate Securities Fund, Inc. (now Merrill Lynch Short Term U.S. Government Fund, Inc.), for the year ended May 31, 2000, and December 15, 1999, appearing in the Annual Report of Merrill Lynch Intermediate Government Bond Fund for the year ended October 31, 1999, and to the references to us under the captions “COMPARISON OF THE FUNDS — Financial Highlights” and “EXPERTS” appearing in the Proxy Statement and Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Princeton, New Jersey October 11, 2000